Filed Pursuant to Rule 424(b)2

Registration No. 333-158663

Supplement dated February 2, 2011

to Pricing Supplement No. 537 dated January 27, 2011,

Series L MTN prospectus supplement dated April 21, 2009

and prospectus dated April 20, 2009 (together, the “Note Prospectus”)

Bank of America Corporation

Medium-Term Notes, Series L

Strategic Return Notes®

Linked to the Investable Volatility IndexTM, due January 29, 2016

(the “SRNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the SRNs by Merrill Lynch Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the SRNs was defined in the final pricing supplement relating to the SRNs (the “Final Pricing Supplement”), dated January 27, 2011 and filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2011, as the arithmetic average of the closing levels of the Investable Volatility IndexTM (the “Index”) on January 27, 2011, January 28, 2011, January 31, 2011, February 1, 2011, and February 2, 2011, which were the first five Calculation Days during the Initial Determination Period on which a market disruption event or a force majeure event did not occur.

The closing level of the Index on January 27, 2011 was 160.82, January 28, 2011 was 168.04, January 31, 2011 was 165.71, February 1, 2011 was 158.54, and February 2, 2011 was 159.11. Therefore, the Starting Value for the SRNs is 162.44.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the SRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” on page PS-7 of the Final Pricing Supplement, and “Risk Factors” beginning on page PS-11 of the Final Pricing Supplement, page S-4 of the prospectus supplement, and page 8 of the prospectus, as the SRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the SRNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated January 27, 2011:

http://www.sec.gov/Archives/edgar/data/70858/000119312511019090/d424b2.htm

•	Series L MTN prospectus supplement dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

•	Prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003342/g18334sv3asr.htm

•	Market Making Prospectus for Our Debt Securities, dated May 4, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509098047/dposasr.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Pricing Supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

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